UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 07, 2023

Vantage Drilling International

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	333-159299	98-1372204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Vantage Energy Services, Inc. 777 Post Oak Boulevard Suite 440
Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (281) 404-4700

(Not applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2023, Vantage Drilling International (the “Company”) issued $200 million in aggregate principal amount of 9.500% senior secured first lien notes due 2028 (the “notes”) under an indenture dated as of March 1, 2023 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and first lien collateral agent. The notes were sold in reliance on Section 4(a)(2) or Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or in reliance on Regulation S under the Securities Act.

The Company has used the proceeds of this offering to repay all of its obligations under and to redeem all of its outstanding 9.250% senior secured first lien notes due 2023 and to pay fees and expenses related to the foregoing and to the offering of the notes. Any remaining portion of proceeds of the offering will be used for general corporate purposes.

The notes will mature on February 15, 2028. The Company will pay interest on the notes on February 15 and August 15 of each year, commencing on August 15, 2023. Interest on the notes will accrue from March 1, 2023, at a rate of 9.500% per annum, and be payable in cash.

The notes will be guaranteed on a joint and several basis by the Company’s current and future direct and indirect subsidiaries, subject to certain exceptions, and will be secured by a first priority lien on substantially all of the assets of the Company and such subsidiaries, in each case subject to certain exceptions.

The notes are subject to redemption at the option of the Company, including upon certain change of control events occurring on or after February 15, 2025, and in certain cases upon the occurrence of certain events, as further described in the Indenture.

The Indenture contains customary covenants that will limit the Company’s and, in certain instances, the ability of the Company’s subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase stock, make certain types of investments, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture. A copy of the Indenture is filed herewith as Exhibit 4.1.

Events of default under the Indenture include, among others, the following with respect to the notes: default for 30 days in the payment when due of interest on the notes; default in payment when due of the principal of, or premium, if any, on the notes; failure to comply with certain covenants in the Indenture for 30 days (or 60 days in respect of the reporting covenant contained therein) after the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the notes; acceleration or payment default of debt of the Company or a restricted subsidiary in excess of $30.0 million (subject to a cure right within 60 days); certain judgements in excess of $50.0 million subject to certain exceptions; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the notes, the trustee or holders of 25% in aggregate principal amount of the notes may declare all the notes to be due and payable immediately.

The description set forth above is qualified in its entirety by the full text of the Indenture filed herewith as Exhibit 4.1. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

4.1	Indenture, dated as of March 1, 2023, among Vantage Drilling International, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and first lien collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE DRILLING INTERNATIONAL

Date:	March 7, 2023	By:	/s/ Douglas E. Stewart
Douglas E. Stewart Chief Financial Officer, General Counsel, and Corporate Secretary